Exhibit 99.1

Worthington Industries Announces Layoffs and Facility Closings

282 Employees; Louisville and Renton to Close

COLUMBUS, Ohio--(BUSINESS WIRE)--October 23, 2008--Worthington Industries (NYSE: WOR) announced today that the company will reduce its workforce by nearly 300 through a combination of plant closings and layoffs. The facilities to be closed are: in steel processing, the Louisville, Ky., facility and in metal framing, the Renton, Wash., location.

“These actions are a continuation of the broad-based cost cutting and transformational effort we began a year ago,” said John P. McConnell, Chairman and CEO of Worthington Industries. “Pursuing these efforts is even more important as the industry sees the downward declines in the automotive, construction and other markets. It is never pleasant to displace employees, but it is critical that we control our costs and appropriately manage our balance sheet during these difficult economic conditions. We also intend to drive additional cost savings by optimizing work schedules and reducing or eliminating overtime.” McConnell added, “While this has become a more challenging business environment, our focus is on preserving what has distinguished us throughout prior economic cycles: profitability, financial strength and consistent dividends.”

The Louisville facility was opened in 1961, the first facility in the Worthington Steel Company outside of Columbus. At the time, it served a growing Southern market including large appliance manufacturers and a number of roll-forming companies. While profitable for a number of decades, the market in this region significantly shifted in recent years. Louisville employs 50 employees and is expected to close by May 31, 2009. The steel processing business segment is also reducing its workforce by 60 seasonal and temporary workers. The Renton facility employs 22 and will be closed by December 31, 2008. The metal framing facility was opened in 2000, but has experienced a decline in demand the past two years. Dietrich Metal Framing is laying off an additional 150 employees across the organization.

It is estimated that these actions will result in annual savings of $13 million with one-time expenses of $6 million, primarily due to severance costs and asset write-downs.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs approximately 8,000 people and operates 68 manufacturing facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to projected timing, results, cost savings, charges, expenditures, impacts and benefits from transition plans, plant closings, cost reduction efforts, layoffs and other workforce reductions, or other new initiatives; expected cost savings, profitability, balance sheet strength, financial strength or dividend payments; future or expected growth, growth opportunities, performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods, and the impact of pricing charges; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility startups, dispositions, shutdowns and consolidations; new products, services and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expectations for improvements in efficiencies or the supply chain; expectations for improving margins and increasing shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation: the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies and improvements on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com